Exhibit 99.1

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
CLOSES ADDITIONAL LEASE TRANSACTION
DALLAS — (BUSINESS WIRE) —April 12, 2007 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has executed a lease on a senior living community that was acquired by a health care REIT from a third party. The Company has been managing this community since it opened in November of 2005.
The new leased community is Crescent Place Assisted Living, Inc. (“Crescent Place”), an 80 unit assisted living community in Cedar Hill, Texas. Crescent Place is adjacent to Crescent Point Retirement Community, a 112 unit independent living community that the Company has leased since June of 2006. These two communities have a combined resident capacity of approximately 220 seniors.
“This new lease will enable us to manage these two communities in a campus environment, leased from a single owner,” said James A. Stroud, Chairman of the Company. “The Company will realize the full operating benefits as Crescent Place reaches stabilization.”
Crescent Place is currently in lease up with occupancy at 53 percent and is leased to a level of 60 percent. The triple net operating lease, which commenced when the REIT closed on the purchase of the community for approximately $8.0 million, will have an initial term of 10 years, with two 10-year renewal options. The initial lease rate of 7.25% is subject to conditional escalation provisions.
“We expect this community to increase the Company’s net revenues by approximately $1.8 million in the first twelve months of the lease,” added Lawrence A. Cohen, Chief Executive Officer of the Company. “With steady increases in occupancy, this property is expected to cover its lease payment by the fourth quarter. The combined operations of Crescent Place and Crescent Point will provide significant long-term benefits to the Company.”
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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 24 leased communities and 3 communities it manages for third parties. In the communities operated by the Company, 74 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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